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                                                                   Exhibit 10.25


                             Amendment No. 2 to the
                              Amended and Restated
              Supplemental Executive Retirement Plan and Agreement
                                       for
                                 Ira B. Lampert


         Amendment No. 2, dated as of January 1, 2002 (this "Amendment"), to the Amended and Restated Supplemental Executive Retirement Plan and Agreement for Ira B. Lampert, dated as of April 19, 2000 (as heretofore amended, the "Plan"), by and between CONCORD CAMERA CORP., a New Jersey corporation (the "Employer") and IRA B. LAMPERT (the "Executive").

         The Employer and the Executive agree that the Plan is hereby amended as follows:

         1. Paragraph 4 of Article V is deleted and replaced with the following:

         "4. In the event that the Executive fails to make an election pursuant to paragraph 1 of this Article V with respect to an Account, except as otherwise provided in Article VII and paragraph 8 of this Article V the vested balance in such Account shall be paid to the Executive in one lump-sum payment within 30 days of the termination of the Executive's employment with the Employer."

         2. The following new paragraph 11 is inserted at the end of Article V:

         "11. Notwithstanding any other provision of this Plan and Agreement to the contrary and notwithstanding any elections made by the Executive, the Executive may require the immediate distribution to the Executive of all or a portion of the vested balances in the Accounts less any amounts required by paragraph 10 of this Article V and subject to a penalty equal to ten percent (10%) of the amount to be distributed pursuant to this paragraph (prior to withholding required by paragraph 10). Such penalty amount shall be deemed forfeited and no longer payable to the Executive."

         3. The last sentence of paragraph 1 of Article VIII is deleted and replaced with the following:

     "Except as to amounts provided for in paragraph 3 of Article IV and paragraphs 10 and/or 11 of Article V, amounts due to the Executive hereunder may not be offset by the Employer against amounts claimed to be due from the Executive to the Employer, whether by withholding by the Employer of payment or by assertion by the Employer of defenses, claims, counterclaims or setoffs in a litigation commenced by either party with respect to this Agreement or any other matters; provided, however, that the Employer shall have the right to raise any such defenses, claims, counterclaims or setoffs in a separate action."


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         4. The foregoing amendments to the Plan are effective as of January 1,
2002.

         IN WITNESS WHEREOF, this Amendment has been duly executed by the Employer and by the Executive as of the date indicated above.


Witness:                                      CONCORD CAMERA CORP.


/s/ Rita Occhionero                           By: /s/ Harlan I. Press
-----------------------------                    -----------------------------
                                                 Harlan I. Press
                                                 Vice President and Treasurer
Witness:

/s/ Diane L. Micciche                         /s/ Ira B. Lampert
-----------------------------                 --------------------------------
                                              IRA B. LAMPERT